Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: October 30, 2025

Rule/Requirement Reference:	Section 204A-1 under the Investment Advisers Act of 1940, as amended and Rule 17j-1 under the Investment Company Act of 1940, as amended
Owner Responsibility:	All departments
Oversight Responsibility:	Board of Managers

A.	Introduction

Policy/Practices	Employee Implementation Commentary
10.01 Overview

This code of ethics (“Code”) is based on the principle that Access Persons:

1.    Have a duty to place the interests of Clients ahead of their own interests; and

2.    Must always act with integrity and good faith, but particularly when their personal interests may conflict with the interests of Clients.

Further, Access Persons must:

●    Not take inappropriate advantage of their position with Altair; and

●    Conduct all personal securities transactions in full compliance with this Code.

See section 10.19 for definitions of select capitalized terms used throughout this Code.

Please see Compliance if you are unsure of how to apply a term defined within this Code, or if you have general questions regarding this Code.

This policy excludes individuals who receive complimentary unbilled services without an investment management agreement, such as Client Entourage Accounts, from the definition of “Client”.

Receipt of this Code represents notification of your reporting obligations under the Advisers Act and Investment Company Act of 1940.

B.	Professional Conduct

Policy/Practices	Employee Implementation Commentary
10.02 Standards of Conduct

When engaging Clients, prospective Clients or their representatives, Access Persons must not knowingly:

1.    Make any inaccurate or misleading oral or written statements;

2.    Falsify a material fact to any Client;

3.    Omit a material fact necessary for the communication to not be misleading in light of the circumstances;

4.    Engage in any manipulative practice; or

5.    Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit.

To comply with these important requirements, you should adhere to:

●    Altair’s Compliance Policy Manual; and

●    Communications provided by Management and the Chief Compliance Officer (“CCO”).

Altair expects you to follow the Standards of Conduct in this Code, which are consistent with Altair’s culture of dealing with Clients honestly, openly and in good faith.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: October 30, 2025

Policy/Practices	Employee Implementation Commentary
Further, Access Persons must comply with applicable laws, including relevant federal and state securities laws and regulations and stock exchange rules.
10.03 Personal Gain

Access Persons should not exert influence in any business transaction where their personal interests could compete with the best interests of or they could gain at the expense of:

●    any Client;

●    Altair; or

●    any of their affiliates.

In connection with your role with Altair, you must always place the interests of Clients above your own interests. Again, this is consistent with Altair’s culture and core expectations when working with clients.
10.04 Outside Employment, Business Activities and Directorships

As described in the Employee Handbook, Access Persons are prohibited from undertaking additional or outside employment, including self-employment, business ventures and employment with other companies. Any exceptions to this prohibition must be pre-approved in writing by Compliance.

Any service as a director or trustee of governmental, commercial or not-for-profit organizations must also be pre-approved in writing by Compliance.

Engaging in outside for-profit work is generally prohibited, as described in the Employee Handbook.

Err on the side of caution, and request approval from Compliance for any outside activity, including any board activity. It is important for Altair to ascertain whether any outside business activities present a conflict with Altair’s business. As an extreme example, an employee selling insurance products on the side would be viewed as a conflict to Altair’s core business and therefore would not be permitted.

C.       Personal Trading Requirements

Policy/Practices	Employee Implementation Commentary
10.05 Personal Securities Transactions

Access Persons and their Immediate Family must conduct Reportable Securities transactions in a manner to avoid actual or potential conflicts of interest or abuse of their position of trust.

This Code is designed to reduce the potential for conflicts or an appearance of impropriety.

For ease of reference, refer to the Personal Securities Transactions Chart included as Appendix A.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: October 30, 2025

Policy/Practices	Employee Implementation Commentary
10.06 Restrictions

The following restrictions apply to all Access Person and his or her Immediate Family:

1.    Any transaction in a Reportable Security in anticipation or with knowledge of an order from or on behalf of a Client (i.e., front running). This restriction does not include transactions:

a.    Of shares of index-based Exchange-Traded Funds ("ETFs");

b.    Of shares of diversified target-date funds;

c.    Of shares of the Altair Funds; and

d.    Made through an Automatic Investment Plan (changes to an existing Automatic Investment Plan, however, are subject to the front-running restrictions outlined above).

2.    Any transaction of a Reportable Security included on the Restricted List, maintained within the MyComplianceOffice (“MCO”) platform.

3.    Any transaction in an Initial Public Offering (“IPO”).

4.    Any Short Sale transaction.

5.    Trading in a manner which mimics or closely adheres to the trading activity of any third-party money manager used by Altair.

6.    Redeeming investments in private funds ahead of clients when Altair recommends redeeming client investments from the private fund.

7.    Investing in proprietary private funds unless the employee qualifies under the Altair Policy on Knowledgeable Employee Eligibility for Proprietary Private Funds.

8.    Investing in the initial close of a proprietary private fund.

Follow these restrictions carefully and consult them before placing any trade. As Altair does not require preclearance for most trades, it is your responsibility to understand whether you are able to execute a trade. Of course, you may confer with Compliance before placing a trade.

Altair’s inherent business model may result in Access Persons receiving material nonpublic information. It is critical that you consult the Restricted List before placing a trade in any Reportable Security and avoid trading in Reportable Securities included on the Restricted List. Contact Compliance if you need to sell a holding of a Reportable Security included on the Restricted List.

You are expected not to use information provided by third-party money managers used by Altair in connection with your personal trading activities. Please see Compliance with questions related to this general expectation.

Third-party money managers used by Altair are required to adopt and implement a Code of Ethics and Personal Trading Policy and should not share anticipated trading information with Altair personnel. Contact Compliance if any third-party money manager shares trading information with you ahead of the third-party money manager’s trades.

Subject to advance clearance, Altair will consider eligible employees to invest in Altair's proprietary private funds, private funds available to clients or other co-investment opportunities only after Altair invests all applicable clients. Employees will always follow clients in these investments, to the extent they are available.

10.07 Preclearance
Access Persons are not required to preclear trades in Reportable Securities, with the exception transactions within Limited Offerings (which includes Altair’s proprietary private funds) as described below.	Altair has determined its business model presents a sufficiently low risk to not require preclearance of many Reportable Security trades within Personal Accounts. Transactions in private funds (including Altair’s proprietary private funds, such as the Trella Funds) require preclearance. Compliance retains the right to require preclearance of trades as it deems appropriate.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: October 30, 2025

Policy/Practices	Employee Implementation Commentary

Access Persons or their Immediate Family that desire to purchase or sell Limited Offerings, including private funds or investments in private companies, must receive written preclearance from Compliance via MCO.

No Access Person may approve his or her own preclearance requests.

A request for preclearance may be declined at Compliance’s discretion, including if Compliance determines that the:

●    Access Person may potentially benefit from the transaction; or

●    The transaction conflicts with or appears to conflict with, a position of a Client.

Preclearance of a trade is valid and in effect only for the time period allotted by Compliance (generally 30 days for Limited Offerings). If, after receiving preclearance for a trade, you become aware of facts or circumstances that would prevent the proposed transaction from being precleared by Compliance, you must advise Compliance and seek their direction prior to taking any action with respect to the proposed transaction.

The CCO or his/her designee will approve preclearance requests, and a member of Altair’s Compliance Committee will approve a preclearance request of the CCO.

After an Access Person has formally requested preclearance, the Access Person will receive notification through MCO whether the requested transaction has been cleared.

10.08 Automatic Investment Plans

Purchasing Reportable Securities under an “Automatic Investment Plan” does not require preclearance or reporting of these transactions on a quarterly basis. However:

1.    All holdings are required to be included within the Access Persons’ annual holdings reports; and

2.    The initial transaction(s) following changes to an Automatic Investment Plan must be reported through MCO.

The policy is intended to make it easier for employees to engage in Automatic Investment Plan activity, including automatic purchases of securities within Altair’s 401k plan.

Do not forget to report the following through MCO:

●    Holdings annually of all Reportable Securities purchased within an Automatic Investment Plan.

●    Initial transaction(s) quarterly following changes to an Automatic Investment Plan.

D.	Reporting Requirements

Reports are required to be submitted via the MCO. See Compliance if you are not able to manually input your holdings, Personal Accounts or Reportable Securities transactions directly into MCO.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: October 30, 2025

Policy/Practices	Employee Implementation Commentary
10.09 Limited Personal Brokerages

Unless approved by Compliance, employees are required to transfer their Personal Accounts to Charles Schwab (“Schwab”) to improve Altair’s compliance monitoring processes.

Access Persons maintaining their Personal Accounts at Schwab must authorize Schwab to electronically download their Reportable Securities holdings, Reportable Securities transactions and Personal Accounts (including accounts over which they have Beneficial Interest and accounts of their Immediate Family) periodically to Compliance via MCO.

As described throughout this policy, any Personal Account which is not retained at Schwab will require the Access Person to manually input relevant holdings and account activity and attach a copy of relevant statements directly into MCO.

You are required to hold your Personal Accounts at Schwab unless otherwise approved by Compliance.

As an additional option, you may elect to convert such non-Schwab accounts to a Managed Account (a discretionary account managed by a third-party adviser), thereby eliminating potential reporting and monitoring issues.

Reporting requirements under this Code are intended to identify conflicts of interest that could arise and to promote compliance with this Code.

The reporting requirements of this Code apply to you and to members of your Immediate Family.

10.10 Personal Accounts

The Policy covers Personal Accounts in which the Access Person has a Beneficial Interest, which include:

1.    Personal Accounts of Access Persons;

2.    Personal Accounts of Immediate Family members; and

3.    All other accounts for which the Access Person has Investment Authority.

You are required to report via Schwab all Personal Accounts which are eligible to invest in Reportable Securities, whether or not you choose to invest in Reportable Securities. For example, you are required to report a Personal Account which only holds open-end mutual funds, as that Personal Account may invest in other Reportable Securities.

See the definition of “Investment Authority” at section 10.19 for further clarification.

10.11 Holdings and Accounts Report – Initial and Annual

Access Persons are required to submit reports listing all Reportable Securities in which the Access Person or their Immediate Family has a Beneficial Interest, including securities held in all Personal Accounts:

1.    The Initial Holdings Report must be submitted via MCO within 10 calendar days upon becoming an Access Person.

Refer to the Personal Securities Transactions Chart included as Appendix A to identify which instruments require reporting.

Practically speaking, if you do not have an existing Schwab account, you will likely not be able to open a Schwab

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: October 30, 2025

Policy/Practices	Employee Implementation Commentary

2.    The Annual Holdings Report must be submitted via MCO by February 14 following year-end.

Alternatively, Access Persons may manually input the necessary information along with a scanned copy of the relevant statements directly into MCO.

Both the Initial and Annual Holdings Report must be current as of a date no more than 45 days before the report is submitted.

account before your start of employment. Therefore, you will need to manually input the required information for your initial holdings and accounts report (as well as attach a scanned copy of your statements) directly into MCO.

Do not forget to report:

●    Shares of ETFs you hold;

●    Investments held outside of Personal Accounts, such as physical stock certificates;

●    Shares of a company’s stock held within your spouse’s retirement plan; and

●    Holdings of the Altair Funds or Altair’s proprietary private funds.

10.12 Quarterly Transaction Reporting Requirements

Access Persons must report all transactions in Reportable Securities executed during the prior quarter in which the Access Person or their Immediate Family has a Beneficial Interest, including Reportable Securities held in all Personal Accounts.

The Quarterly Transaction Reports must be:

1.    Submitted (via direct feed or manual input) via MCO no later than 30 days after quarter-end; and

2.    Current as of a date no more than 45 days before the report is submitted.

Access Persons must also indicate on the Quarterly Transaction Report whether they are aware of Personal Accounts being opened or closed during the previous quarter.

Refer to the Personal Securities Transactions Chart included as Appendix A to identify which transactions in Reportable Securities require reporting.

Don’t forget to report:

●    Shares of ETFs you hold;

●    Investments held outside of Personal Accounts, such as physical stock certificates;

●    Shares of a company’s stock held within your spouse’s retirement plan; and

●    Transactions in the Altair Funds or Altair’s proprietary private funds.

10.13 Review of Reports
Compliance will review personal Reportable Securities holdings and transaction reports submitted by Access Persons. Access Persons shall not review his/her own report.	A member of the Compliance Committee will review the CCO’s reports.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: October 30, 2025

E.	Administration

Policy/Practices	Employee Implementation Commentary
10.14 Investigating Violations of the Code
Compliance is responsible to investigate any suspected violation of the Code and shall report the results of any investigation to Altair’s Compliance Committee and, as appropriate, Board of Managers.	You must cooperate with any review or investigation by Compliance into actual or potential violations of this Code.
10.15 Remedies

A. Sanctions

If the Board of Managers determines that an Access Person has committed a violation of the Code following a report of Compliance, the Board of Managers may impose sanctions and take other actions as deemed necessary and/or appropriate.

Any Access Person who violates the Code may not take part in the handling and/or imposition of related sanctions.

B. Sole Authority

The Board of Managers has sole authority to determine the remedy for any violation of the Code, including appropriate disposition of any monies forfeited pursuant to the Code.

Failure to promptly abide by a directive to reverse a trade or forfeit profits may result in further sanctions.

You should take your responsibilities outlined within this Code seriously, as Altair takes violations of the Code seriously.

Sanctions or actions the Board of Managers may impose include:

●    Issuing a letter of caution or warning, suspending personal trading rights, suspending employment (with or without compensation);

●    Civil referral to the Securities and Exchange Commission,

●    Criminal referral;

●    Terminating (for cause) employment; and

●    Reversing any trade(s) made in violation of the Code and forfeiting any profit or absorbing any loss derived therefrom, with the amount of any profit forwarded to Altair who will in turn forward the funds to a charitable organization from Altair’s list of approved, non-political charities.

10.16 Exceptions to the Code

The CCO may grant exceptions to the requirements of the Code on a case-by-case basis if granting an exception is consistent with applicable law and the CCO finds that the proposed conduct presents negligible opportunity for abuse. All such exceptions must be in writing and will be subsequently reported to the Compliance Committee.

Exception for Interns

Immediate Family members of Interns are not subject to the personal trading or reporting requirements of

See Compliance if you need to request an exception to the Code’s requirements. Compliance will consider such requests on a case-by-case basis; such exemptions are expected to be rarely granted.

Altair offers the Exception for Interns option as:1) Interns maintain a limited role at Altair; and 2) overseeing Interns’

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: October 30, 2025

Policy/Practices	Employee Implementation Commentary

this Code outlined within Sections C. and D. In exchange for this exception:

1.    Pre-Internship Affirmation: Interns must sign an acknowledgment stating they will:

●    Maintain confidentiality regarding all firm-related information;

●    Not share material or nonpublic information with Immediate Family members or any other individual outside of Altair; and

●    Comply with this Code.

2.    Post-Internship Affirmation: At the end of the internship, Interns must confirm they:

●    Upheld their general confidentiality obligation;

●    Did not share material nonpublic information with Immediate Family members or any other individual outside of Altair; and

●    Complied with this Code throughout their tenure with Altair.

Immediate Family members presents logistical challenges.
10.17 Compliance Certification
All Access Persons upon hire and annually thereafter must certify that they have received, read and understood the Code.	All certifications are managed through MCO.
10.18 Duty to Report Violations

A. Reporting Violations

Altair expects Access Persons to promptly report to Compliance real or suspected violations of the Code.

B. Confidentiality and Non-Retaliation

Any such reports will be treated confidentially (to the extent permitted by applicable law) and investigated promptly and appropriately. Further, retaliation in any form by an Access Person against another Access Person for reporting a potential violation in good faith is strictly prohibited and will, at a minimum, be deemed a violation of this Code.

You are encouraged to seek advice from Compliance with respect to any action or transaction which may violate this Code.

You should refrain from any action or transaction which might lead to the appearance of impropriety or a violation of this Code.

Please also refer to the Employee Handbook for additional information regarding Altair’s approach to protecting employees who, in good faith, report violations or suspected violations.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: October 30, 2025

Policy/Practices	Employee Implementation Commentary
10.19 Definitions

A. Access Person

Any Employee (including a temporary Employee), officer, partner, or consultant of Altair who, in conjunction with his/her regular functions or duties, obtains nonpublic information regarding Client holdings, or the purchase or sale of a Reportable Security for a Client.

Given the size and culture of the firm, Altair has determined all employees (including Interns) are considered Access Persons for purposes of this Code.

B. Automatic Investment Plan

A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) Personal Accounts in accordance with a predetermined schedule and allocation.

Automatic Investment Plans typically include: ● Dividend reinvestment plans; and ● 401k/other company-sponsored retirement plans with an automatic investment option.

C. Beneficial Interest

The opportunity through any contract, arrangement, understanding, relationship or otherwise, to directly or indirectly profit or share in any profit derived from a Reportable Security. An Access Person is deemed to have a Beneficial Interest in Reportable Securities owned by members of his or her Immediate Family.

Questions of whether an Access Person has a Beneficial Interest in a Reportable Security will be resolved in accordance with the definition of “beneficial owner” found in Rules 16a-1(a)(2) and (5) under the Securities Exchange Act of 1934, as amended.

The extent of control factors into determining whether you have a Beneficial Interest in the Reportable Security. For example, you should consider yourself to have a Beneficial Interest in Reportable Securities held by:

●    You, your spouse, minor children and relatives who share your home;

●    Anyone if you have Investment Authority in the Reportable Security; and

●    Anyone where the circumstances suggest a shared financial interest (such as sharing in the profits of financial transactions or providing substantial financial support to the person).

Therefore, you should not limit your view of Beneficial Interest to you and your Immediate Family’s Personal Accounts. You may have a Beneficial Interest in Reportable Securities held by anyone.

D. Client Any person or entity for which Altair serves as an investment adviser pursuant to a written Investment Management Agreement.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: October 30, 2025

Policy/Practices	Employee Implementation Commentary
E. Client Entourage Account A client-associated individual receiving limited services from Altair.	Altair often provides these services as a courtesy to the primary client.
F. Employee Any officer, director, partner, or employee of Altair, or any other person who provides advice on behalf of Altair and is subject to Altair’s supervision and control.

G. Immediate Family

Any of the following persons of an Access Person who reside in the same household as the Access Person: child, stepchild, grandchild, spouse, sibling, parent, stepparent, grandparent, mother-in-law, father-in-law, daughter-in-law, son-in-law, sister-in-law, and brother-in-law. Immediate Family includes adoptive relationships, and any other relationship (whether or not recognized by law) which Compliance determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

As a general rule, any family member living within your household is subject to the Code’s personal trading restrictions and reporting. Please see Compliance if you are unsure whether another family member should be subject to the Code.

H. Initial Public Offering (“IPO”)

An offering of securities registered under the Securities Act of 1933, as amended by an issuer who immediately before the registration of such securities was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

I. Intern A temporary employee, often a student or recent graduate. Interns are engaged in learning and gaining practical experience in the financial industry.	See Compliance if you are unsure whether you are an Intern.
J. Investment Authority An explicit authorization or mandate for an Access Person to make investment decisions or affect trades within an investment account on a discretionary basis.	Investment Authority does not include, for example, situations where you provide general advice to a family member or friend. It does however include situations where you are authorized to make investment decisions and/or trade in an account for anybody or any entity.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: October 30, 2025

Policy/Practices	Employee Implementation Commentary
K. Limited Offering An offering which is exempt from registration under Section 4(2) or Section 4(6) under the 1933 Act, including private funds and private companies of any sort.

Limited Offerings include investments made by you or your Immediate Family in:

●    Private funds (such as hedge funds), including those advised by Altair’s sub-advisers; and

●    Private companies of any sort, such as an interest in Altair or an LLC.

L. Managed Account An investment account managed by an external entity in which the Access Person has no discretion over the specific securities purchased or sold within the investment account.	These accounts are typically managed by a third-party manager who maintains full investment discretion over the account. Compliance may require a copy of the agreement between the third-party manager and you.
M. MCO An online compliance platform (MyComplianceOffice) used by Compliance to facilitate monitoring of Altair’s compliance program, including reporting required under this Code.	Altair may change platforms used to monitor personal trading activity in the future.

N. Personal Account

An account of Access Persons or Immediate Family members which holds Reportable Securities or allows for transactions in Reportable Securities. Personal Accounts include:

●    Accounts of Access Persons;

●    Accounts of Immediate Family members; and

●    All other accounts for which the Access Person has Investment Authority.

Altair does not consider the following to be Personal Accounts unless they hold Reportable Securities:

●    401(k) and 403(b) retirement plan accounts that only holds open-end mutual funds (but not ETFs or individual securities);

●    Accounts held directly with mutual fund companies;

●    Accounts held directly with 529 college savings plans; and

●    Variable annuity contracts.

The key determination of whether an account falls under the definition of a Personal Account is whether the account is eligible to hold or be used to transact in Reportable Securities, regardless of whether you choose to invest in Reportable Securities. For example, you are required to report a Personal Account held at a brokerage firm which only holds open-end mutual funds, as that Personal Account is eligible to be used to invest in other Reportable Securities.

Altair Advisers LLC	Policy Number: 10
Code of Ethics	Revised: October 30, 2025

Policy/Practices	Employee Implementation Commentary

O. Reportable Security

A security as defined in Section 202(a)(18) of the Advisers Act, including all financial instruments covered under this policy, regardless of their classification of a “security” under applicable law. Reportable Securities include:

●    Stocks, notes, bonds, debentures, and other evidence of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants;

●    Closed-End and Exchange Traded Funds;

●    Altair Funds; and

●    Altair’s proprietary private funds.

Acquisitions, corporate reorganizations or distributions applicable to all holders of the same class of any of the above instruments, including stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations and spin-offs are considered to be Reportable Securities.

For purposes of this Code, Reportable Securities do not include:

●    Direct obligations of the United States Government;

●    Bankers’ acceptances, bank certificates of deposit, commercial paper and other high-quality short-term debt instruments;

●    Shares issued by any money market fund;

●    Shares of registered open-end investment companies;

●    Shares issued by unit investment trusts that are invested exclusively in one or more non-Altair open-ended investment companies;

●    Securities maintained within a Managed Account;

●    Other securities as from time to time may be designated in writing by the CCO on the grounds that the risk of abuse is minimal or nonexistent; and

●    Transactions in currencies.

If you are interested in maintaining an investment portfolio without the need to report your activity to Compliance, you should consider investing in instruments specifically excluded from the definition of Reportable Security within Personal Accounts which are not eligible to hold Reportable Securities. An open-end mutual fund account opened directly with the mutual fund family may serve this purpose.

Don’t forget to report the following easily overlooked Reportable Securities:

●    ETFs;

●    Shares of Altair Funds;

●    Holdings in Altair’s proprietary private funds;

●    Investments held outside of Personal Accounts, such as physical stock certificates;

●    Shares held in a Dividend Reinvestment Plan; and

●    Shares of a company’s stock held within your spouse’s retirement plan, often received via a match made by the retirement plan’s sponsor.

Altair does not consider “cryptocurrency” and similar instruments to be Reportable Securities as Altair does not presently trade in such securities on behalf of clients and considers these instruments to be similar to currency arrangements.

However, all securitized offerings involving the cryptocurrency industry are fully subject to the preclearance and reporting requirements of this policy.

P. Short Sale

Any transaction where the Access Person or his or her Immediate Family is selling or promising to deliver Reportable Securities for which he, she or they do not have present Beneficial Interest.

Essentially, any arrangement whereby you are obligated to deliver shares of a Reportable Security you don’t currently own.